Exhibit 99

For Immediate Release August 5, 2008	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2008 SECOND QUARTER RESULTS

•	POSITIVE ATTENDANCE AND REVENUE TRENDS THROUGH JULY

•	REAFFIRMS 2008 FULL-YEAR GUIDANCE

SANDUSKY, OHIO, August 5, 2008 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results through the second quarter ended June 29, 2008 and provided attendance and revenue trends through July.

Net revenues for the second quarter, which includes an additional 75 operating days as a result of the fiscal calendar, increased 8%, or $22.2 million, to $296.2 million from $274.0 million in the fiscal quarter ended June 24, 2007. Net income for the current quarter was $14.7 million, or $0.26 per diluted limited partner unit, versus $5.5 million, or $0.10 per diluted limited partner unit, for the same period in 2007.

Net revenues for the fiscal six months ended June 29, 2008, which includes an additional week when compared with the fiscal six months ended June 24, 2007, increased 11%, or $32.6 million, to $336.6 million from $304.0 million a year ago. The net loss for the first fiscal six months of 2008 was $29.1 million, or $0.53 per diluted limited partner unit, versus a net loss of $49.6 million, or $0.92 per diluted limited partner unit, for the same fiscal period in 2007. The increase in revenues and decrease in net loss were primarily the result of a 13% , or 113-day, increase in the number of operating days in 2008 due to the timing of the fiscal second-quarter close.

Adjusted EBITDA for the fiscal six months ended June 29, 2008, which management believes is a meaningful measure of the Company’s park-level operating results, increased $12.4 million to $52.0 million compared with $39.6 million during the same period last year. See the attached table for a reconciliation of adjusted EBITDA to net income.

Dick Kinzel, Cedar Fair chairman, president and chief executive officer explained that the results of operations are not directly comparable as the current period includes an additional week due to the timing of the fiscal second-quarter close. In addition, current period results are impacted by the restructuring of the Geauga Lake

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 Second Quarter Results

August 5, 2008

property from a combined amusement park and water park to a stand-alone water park beginning with the 2008 season.

“In spite of difficult economic conditions in several of our key markets, our parks performed reasonably well during the first half of 2008,” said Kinzel. “Through the end of the second quarter our parks entertained 7.6 million visitors, average in-park guest per capita spending was $40.45 and out-of-park revenues totaled $40.5 million. This compares with attendance of 6.7 million, average in-park guest per capita spending of $40.68 and out-of-park revenues of $38.3 million through the second quarter of 2007.”

Excluding depreciation, amortization and other non-cash expenses, operating costs and expenses increased 8%, or $20.2 million, to $284.6 million for the fiscal six-month period ended June 29, 2008 versus $264.4 million for the same fiscal period in 2007, due to the additional week in the current year. After depreciation, amortization, a $3.3 million charge for impairment related to the sale of fixed assets at Geauga Lake, and all other non-cash costs, the operating loss for the period decreased $8.8 million to $1.9 million in 2008 compared with an operating loss of $10.7 million in 2007.

Interest expense over this same time decreased $2.5 million to $67.1 million, due to lower interest rates on the Company’s variable-rate debt and its ability to fix an additional $300 million of term debt at a favorable rate through an interest rate swap agreement entered into during the first quarter of 2008, coupled with a lower average daily balance on our revolving credit facilities compared with 2007. This decrease was somewhat offset by an additional week of interest expense due to the timing of the second-quarter fiscal close.

A credit for taxes of $39.5 million was recorded during the first half of 2008 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership (PTP) taxes. This compares with a $31.0 million credit for taxes for the same period in 2007.

“Overall, in light of the current economy, we are satisfied with our results through the first half of the year,” continued Kinzel. “Attendance and revenue trends continued to improve across all of our properties toward the end of June and through the peak vacation month of July. Over the next several months we will continue to introduce new marketing programs that add value to a park visit and attract families choosing to vacation closer to home.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 Second Quarter Results

August 5, 2008

July Operations

Based on preliminary July results, revenues for the first seven months of the year increased 2%, or approximately $11 million, on a comparable-park (excluding Geauga Lake) and operating week basis. This increase reflects a 3%, or 359,000-visit, increase in combined attendance through the end of July, a slight decrease in average in-park guest per capita spending, and a 2% decrease in out-of-park revenues.

Over the past five weeks, consolidated revenues, on a comparable-park and operating week basis, were up 5%, or approximately $14 million, largely due to a 6% increase in combined attendance, or 379,000 visits, and an $800,000 increase in out-of-park revenues. Over the same five-week period, average in-park guest per capita spending was down slightly, consistent with the trend experienced through the first six months of the year. Fueling the strong July attendance figures was the solid performance of our parks in the northern and southern regions, which saw attendance increases of approximately 388,000 visits and 37,000 visits, respectively.

“In general, we are pleased with the performance of our parks through July,” said Kinzel. “When we purchased the Paramount Parks in June of 2006, we believed these parks operated in stronger regional markets when compared with our legacy parks. This geographic diversification has proven to be beneficial to us thus far as we continue to see strength in the Toronto market, along with the Washington, D.C., Charlotte and San Francisco markets. These stronger markets have helped to balance some of the early season softness we experienced from the Detroit, Cleveland and Minneapolis-St. Paul markets where several of our legacy parks operate.”

Cash and Liquidity

“We ended the second quarter of 2008 in sound financial condition in terms of both liquidity and cash flow,” added Kinzel. As of June 29, 2008, the Company had $1.7 billion of variable-rate debt and $123.5 million in borrowings under its revolving credit facilities. Of the total term debt, $17.5 million is scheduled to mature within the next twelve months. Kinzel also noted that credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and regular quarterly cash distributions for the foreseeable future.

“Although attendance and revenue expectations through July were higher than we achieved, we are satisfied with our results, particularly given the continued pressures on the discretionary dollar as a result of higher gas prices and current economic conditions,” he continued. “With approximately 45% of our budgeted attendance still ahead of us, it is imperative that we continue the positive momentum we experienced during the month of July into the other peak vacation month of August and the important Fall season. We are hopeful we will continue to see growth in attendance while maintaining the in-park guest per capita spending, as families continue to look for

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 Second Quarter Results

August 5, 2008

entertainment closer to home. At this time based on preliminary results through July, we are reaffirming our full-year guidance of net revenues between $990 million to $1.02 billion and full-year adjusted EBITDA between $340-$355 million.”

The company will host a conference call with analysts today, August 5, 2008, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Tuesday, August 5, 2008, until 11:59 p.m. ET, Tuesday, August 19, 2008. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3897607.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s Northern Region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Company to combine the operations and take advantage of growth, savings and synergy opportunities.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 Second Quarter Results

August 5, 2008

Cedar Fair Entertainment Company

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

(In thousands except per unit)	Three Months Ended		Six Months Ended		Twelve Months Ended
	6/29/08 (13 weeks)	6/24/07 (13 weeks)	6/29/08 (26 weeks)	6/24/07 (25 weeks)	6/29/08 (53 weeks)	6/24/07 (52 weeks)
Net revenues:
Admissions	$163,647	$150,154	$181,246	$161,486	$571,905	$541,008
Food, merchandise and games	112,156	106,160	129,852	120,133	369,774	355,677
Accommodations and other	20,431	17,700	25,538	22,394	77,917	69,343

Total net revenues	296,234	274,014	336,636	304,013	1,019,596	966,028
Cash operating costs and expenses	194,098	188,024	284,591	264,402	666,663	629,905

Adjusted EBITDA (a)	102,136	85,990	52,045	39,611	352,933	336,123
Depreciation and amortization	44,089	45,653	50,272	49,971	130,924	118,982
Equity-based compensation	328	178	458	363	671	546
Impairment loss on fixed assets	3,265	—	3,265	—	58,163	—

Operating income (loss)	54,454	40,159	(1,950)	(10,723)	163,175	216,595
Interest expense	34,262	36,193	67,063	69,598	142,864	143,513
Other expense, net	167	179	(448)	299	(1,482)	4,075

Income (loss) before taxes	20,025	3,787	(68,565)	(80,620)	21,793	69,007
Provision (credit) for taxes	5,337	(1,743)	(39,471)	(31,026)	5,784	15,680

Net income (loss)	$14,688	$5,530	$(29,094)	$(49,594)	$16,009	$53,327

Weighted average units outstanding - diluted	55,603	55,048	55,407	54,170	56,125	54,946

Per limited partner unit:
Net income (loss) - diluted	$0.26	$0.10	$(0.53)	$(0.92)	$0.29	$0.97
Cash distributions paid	$0.480	$0.475	$0.955	$0.945	$1.905	$1.885

Balance Sheet Data:
Total assets	$2,529,641	$2,600,375
Total debt	1,837,914	1,878,563
Total partners' equity	212,974	340,177

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2008 Second Quarter Results

August 5, 2008

Cedar Fair Entertainment Company

RECONCILIATION TO ADJUSTED EBITDA

SECOND QUARTER

(unaudited)

(In thousands)	Three Months Ended		Six Months Ended		Twelve Months Ended
	6/29/08 (13 weeks)	6/24/07 (13 weeks)	6/29/08 (26 weeks)	6/24/07 (25 weeks)	6/29/08 (53 weeks)	6/24/07 (52 weeks)
Net income (loss)	$14,688	$5,530	$(29,094)	$(49,594)	$16,009	$53,327
Interest expense	34,262	36,193	67,063	69,598	142,864	143,513
Provision (credit) for taxes	5,337	(1,743)	(39,471)	(31,026)	5,784	15,680
Depreciation and amortization	44,089	45,653	50,272	49,971	130,924	118,982
Equity-based compensation	328	178	458	363	671	546
Impairment loss on fixed assets	3,265	—	3,265	—	58,163	—
Other expense	167	179	(448)	299	(1,482)	4,075

Adjusted EBITDA (a)	$102,136	$85,990	$52,045	$39,611	$352,933	$336,123

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair website at www.cedarfair.com.